EXHIBIT 23.1


                      [LETTERHEAD OF SEMPLE & COOPER, LLP]

As independent certified public accountants, we hereby consent to the incorporation by reference in the Form S-8 registration statement to be filed on or about July 7, 2004, of our report dated March15, 2004, included in Coronado Industries, Inc.'s Form 10-KSB for the year ended December 31, 2003, and to all references to our Firm included in this registration statement.


/s/ Semple & Cooper, LLP


Phoenix, Arizona
July 7, 2004